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                                                                    Exhibit 99.1

                                           Joseph F. Casey
                                           Chief Financial Officer and Treasurer
                                           (978) 749-2213

                              ANDOVER BANCORP, INC.
                            COMPLETES ACQUISITION OF
                        GLOUCESTER BANK AND TRUST COMPANY

This press release contains certain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Andover Bancorp, Inc.'s actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of the risk factors set forth in its filings with the Securities and Exchange Commission and of changes in general economic conditions, changes in interest rates and changes in the assumptions used in making such forward-looking statements.

Andover, Massachusetts, July 3, 2000. Andover Bancorp, Inc. ("Andover") (NASDAQ:ANDB) (www.AndoverBank.com) announced that it has completed its acquisition of GBT Bancorp, Inc. ("GBT"), the holding company for Gloucester Bank and Trust Company. The merger agreement was approved recently by GBT shareholders. The merger was announced in January and regulatory approvals were received in June. Under the terms of the agreement, GBT shareholders may elect to receive .7543 shares of Andover common stock for each outstanding share of GBT common stock or cash of $20.50 per share, or a combination thereof to the extent available.

"Our acquisition of GBT significantly enhances Andover's franchise in Essex County, where we enjoy the third largest deposit market share. It will also increase our commercial banking capabilities," said Gerald T. Mulligan, President of Andover.

With the addition of GBT, Andover has more than $1.7 billion in assets. The acquisition is expected to contribute positively to Andover's earnings per share in 2001. Andover expects to account for the transaction under the purchase accounting method.

Andover Bancorp, Inc. is the holding company parent of Andover Bank. Andover Bank is a Massachusetts-chartered savings bank organized in 1834 and headquartered in Andover, Massachusetts, approximately 25 miles north of downtown Boston. Andover Bank operates 13 banking offices in Andover, Lawrence, Methuen, North Andover and Tewksbury, Massachusetts, as well as Derry, Salem and Londonderry, New Hampshire.